Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF CERTIFICATE OF INCORPORATION OF
AQUAMER MEDICAL CORP.

(Pursuant to Section 242 of
the Delaware General Corporation Law)

Aquamer Medical Corp.  (the “Corporation “), a corporation organized and existing under and by virtue of the Delaware General Corporation Law (the “DGCL “), does hereby certify that:

The Board of Directors of the Corporation at a meeting duly called unanimously duly adopted resolutions setting forth a proposed amendment (the “Amendment”) to the Certificate of Incorporation of the Corporation, as amended (the “Certificate of Incorporation”), declaring the Amendment advisability to  its stockholders, and the Amendment was duly adopted by the stockholders of the Corporation at a special meeting of its stockholders.  The Amendment is that the Certificate of Incorporation is hereby amended to read as follows:

ARTICLE One
NAME

Article One of the Restated Certificate of Incorporation Aquamer Medical Corp., is amended and restated in its entirety to read as follows:

The name of the corporation is Urban Ag. Corp.

ARTICLE Four
CAPITALIZATION, PREEMPTIVE RIGHTS AND VOTING

Section 1 of Article Four of the Restated Certificate of Incorporation of Aquamer Medical Corp., is amended and restated in its entirety to read as follows:

Section 1.       As of the filing date of this Certificate of Amendment (the “Effective Date”), a one-for-eighty-seven reverse stock split (the “Reverse Stock Split”) of the Common Stock shall be effected, whereby every EIGHTY-SEVEN (87) shares of Common Stock issued and outstanding immediately prior to the Effective Date (the “Old Common Stock”) shall, automatically without any action on part of the holder thereof, be converted into ONE (1) share of Common Stock (the “New Common Stock”).   After giving effect to the Reverse Stock Split, all shares shall be rounded down to the nearest whole number of shares, no fractional shares shall be issued, and cash shall be paid in lieu thereof in an amount equal to $3.48 (the as adjusted last reported price on October 29, 2010 on the Over the Counter Bulletin Board) times the fractional share (rounded down to the nearest whole cent, but in no event less than one whole cent).   Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Old Common Stock (the “Old Certificates”) shall, from and after the Effective Date, be entitled to receive upon surrender of such Old Certificates to the Corporation’s transfer agent for cancellation, a certificate or certificates representing outstanding shares of New Common Stock into which the shares of Old Common Stock formerly represented by such Old Certificates so surrendered were combined pursuant to the terms of this Section.  Until surrendered by the holder thereof, each Old Certificate shall, from and after the Effective Date, no longer represent the shares of Old Common Stock stated on the face of such Old Certificate but shall be deemed to represent only the number of shares of New Common Stock into which such shares of Old Common Stock were combined as a result of the Reverse Stock Split.”

Authorized Shares.   The Corporation shall have authority to issue two classes of shares to be designated respectively, “Common Stock” and “Preferred Stock.”  Immediately following the Reverse Stock Split, the total number of shares of capital stock that the Corporation shall have the authority to issue is TWENTY-FIVE MILLION (25,000,000), of which FIFTEEN MILLION (15,000,000) shall be Common Stock and TEN MILLION (10,000,000) shall be Preferred Stock.   Each share of Common Stock shall have a par value of $.0001, and each share of Preferred Stock shall have a par value of $.0001.

The Preferred Stock authorized by this Certificate of Incorporation may be issued from time to time in one or more series, at the discretion of the Board of Directors without Stockholder approval, with each such series to consist of such number of shares and to have such voting powers (whether full or limited, or no voting powers) and such designations, powers, preferences and relative, participating, optional, redemption, conversion, exchange or other special rights, and such qualifications, limitations or restrictions thereof, as shall be stated in the resolution or resolutions providing for the issuance of such series adopted by the Board of Directors prior to the issuance thereof.   The Board of Directors is hereby expressly vested with the authority, to the fullest extent now or hereafter provided by law, to adopt any such resolution or resolutions.   Each share of any series of Preferred Stock shall be identical with all other shares of such series, except as to the date from which dividends, if any, shall accrue.